Exhibit 5.15

CONSENT OF EXPERT

I, Julio Bruna Novillo, of Xstrata Plc., hereby consent to the inclusion and incorporation by reference in this registration statement on Form F-10 of Yamana Gold Inc., including any amendments thereto and any documents incorporated by reference therein (the “Registration Statement”) of references to and information derived from mineral resource and reserve estimates for the Alumbrera property as at December 31, 2008, (the “Incorporated Information”).  I also consent to the reference to my name and to my involvement in the preparation of the Incorporated Information in this Registration Statement.

/s/ Julio Bruna Novillo
Name:	Julio Bruna Novillo, AusIMM
Title:	Superintendent Geology - MAA

Date: March 31, 2009